Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into as of September 1, 2012, between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and GREGG BRANNING (the “Executive”).

RECITALS:

A.	The Company desires to establish certain minimum severance benefits for key management personnel, including the applicable benefits in the event of the Executive’s termination of employment following a Change in Control, as hereinafter defined.

B.	The Executive’s employment by the Company is employment-at-will and this Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Bonus” means the bonus paid to executives or other employees of the Company pursuant to a formal or informal bonus plan or individual bonus arrangement.

(b) “Base Salary” means the Executive’s annual base salary rate as in effect from time to time; provided, however, that, for purposes of the calculation of any amount owed or due Executive hereunder, Base Salary shall never be less than as in effect as of the date of this Agreement.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

(i) commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii) commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, which is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive;

(iii) commission by the Executive, when carrying out the Executive’s Duties under this Agreement, of acts or the omission of any act, which in the reasonable judgment of the Board both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships;

(iv) commission by the Executive, whether when carrying out the Executive’s duties or otherwise, of acts or the omission of any act, which in the reasonable judgment of the Board causes or is likely to cause material damage to the reputation or standing of the Company in the business community or the community as a whole; or

(v) failure by Executive to relocate his permanent residence to within fifty (50) miles of Akron, Ohio on or before May 1, 2013.

(e) “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

(ii) during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(iii) there occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Subsection 1(e)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

(iv) For purposes of this Agreement, a “Change in Control” will be deemed to occur:

(A) on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 1(e)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change in Control;

(B) on the day on which “Continuing Directors,” as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(e)(ii);

(C) on the day of a merger, consolidation or sale of assets as described in Subsection 1(e)(iii); or

(D) on the day of the approval of a plan of complete liquidation as described in Subsection 1(e)(iii).

(v) For purposes of this Subsection 1(e), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Compensation Committee” means the Compensation Committee of the Board or its successor.

(h) “Director” means a member of the Board.

(i) “Disability” means a physical or mental incapacity that prevents the Executive from performing his duties for a period of one hundred eighty (180) consecutive days in any period of two (2) consecutive fiscal years of the Company.

(j) “Duties” means the duties and responsibilities customarily required of the chief financial officer of a major corporation or such additional duties as may be assigned from time to time to the Executive by the Board, which are consistent with the position of Executive Vice President, Chief Financial Officer and Secretary.

(k) “Effective Date” means September 1, 2012.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Good Reason” means the occurrence of (i) any material reduction in the position, authority or office of the Executive, (ii) any material reduction in the Executive’s Duties, (iii) any material adverse change or reduction in the aggregate “Minimum Benefits,” as hereinafter defined, provided to the Executive as of the Effective Date (provided that any material reduction in such aggregate Minimum Benefits that is required by law or applies generally to all employees of the Company shall not constitute “Good Reason” as defined hereunder), (iv) any relocation of the Executive’s principal place of work with the Company to a place more than sixty (60) miles from the geographical center of Akron, Ohio, (v) the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement which remains substantially uncured thirty (30) days after the Executive provides written notice thereof to the Board; or (vi) a material diminution in the Executive’s overall compensation package in the aggregate, in either case below the level in effect on the Effective Date; provided, however, that for the purpose of this Section 1(m)(vi) a material diminution to the overall compensation package will not be deemed to have occurred if it is the result of a failure to achieve applicable performance targets under a performance based plan or program. As used in this Subsection 1(m), an “adverse change or material reduction” in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) of the value of such aggregate Minimum Benefits determined as of the Effective Date. As used in this Subsection 1(m), Minimum Benefits are defined as life insurance, accidental death, long-term disability, short-term disability, medical, dental, and vision benefits and the Company’s expense reimbursement policy. The Executive shall give written notice to the Company on or before the date of termination of employment for Good Reason stating that the Executive is terminating employment with the Company and specifying in detail the reasons for such termination. If the Company does not object to such notice by notifying the Executive in writing within forty-five (45) days following the date of the Company’s receipt of the Executive’s notice of termination, the Company shall be deemed to have agreed that such termination was for Good Reason. The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a “Change in Control,” as defined herein, provided the Executive continues to serve as the Executive Vice President, Chief Financial Officer and Secretary of the new parent company and its subsidiaries. The parties further agree that “Good Reason” will be deemed to have occurred if the purchaser, in a Change in Control transaction, does not assume this Agreement in accordance with Section 12 hereof.

(n) “Term” means the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) the Executive’s death or Disability.

(o) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination).

2. SEVERANCE COMPENSATION. If the Executive’s employment terminates, the following severance provisions will apply:

(a) Except as otherwise provided in Section 3, if the Executive’s employment is terminated by the Company other than for Cause or Disability or is terminated by the Executive for Good Reason, during the period of one (1) year commencing on the Termination Date (“Payment Term”), the Company shall:

(i) pay to the Executive within thirty (30) days following the Termination Date a single lump sum payment in an amount equal to one (1) times his annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one year period ending on the Termination Date, at the highest rate in effect during such period, less all withholding and similar requirements;

(ii) pay to the Executive within thirty (30) days following the Termination Date a single lump sum payment equal to one (1) times the Executive’s Annual Bonus at the highest rate in effect during the prior three (3) year period, plus the sum of any accrued Annual Bonus earned in the year prior but unpaid at the Termination Date, less all withholding and similar requirements;

(iii) for the entire Payment Term, pay to the Executive the entire cost of the premiums for continued medical coverage in accordance with Code Section 4980(B) (“COBRA”) and continue in effect the long-term disability protection and any life insurance protection being provided to the Executive immediately prior to the Termination Date; and

(iv) pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives for a one-year period commencing on the Termination Date.

Notwithstanding the foregoing, any amounts payable to the Executive during the first six months and one day following the date of termination pursuant to this Section 6(a) which are “deferred compensation” under Section 409A and the U.S. Treasury Regulations thereunder, after taking into account any exceptions under Treasury Regulation Section 1.409A-1(b)(9)(iii), will be deferred until the date which is six months and one day following such termination, and if any such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(b) If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, the Executive or the Executive’s surviving spouse shall be entitled to receive (i) the Base Salary and Annual Bonus accrued in the year prior to the year in which the death or Disability occurs and unpaid to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or the Executive’s surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) thirty-six (36) months.

(c) If the Executive’s employment is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then no further compensation or benefits will be provided to the Executive by the Company under this Agreement following the Termination Date other than payment of compensation earned to the Termination Date but not yet paid. This Subsection 2(c) shall not be interpreted to deny the Executive any benefits to which the Executive may be entitled under any plan or arrangement of the Company applicable to the Executive.

(d) If the Executive’s employment is terminated:

(i) by reason of the Executive’s death or Disability; or

(ii) by the Company other than for Cause or by the Executive for Good Reason;

the Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards and any such award shall be then and thereafter fully exercisable for a period of twelve (12) months following the Termination Date.

(e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive materially breaches any of the Executive’s obligations under Sections 6 or 7 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive, no further severance payments or other benefits will be payable to the Executive under this Section 2.

3. TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a) In the event of a termination of the Executive’s employment by the Company in connection with, or within one (1) year after, a Change in Control, the Executive is entitled to, within thirty (30) days following the Termination Date, and in lieu of any payments under Subsection 2(a)(i), a single sum payment equal to one and one-half (1 1/2) times Executive’s annual Base Salary on the Termination Date (or if such Base Salary has decreased during the one year period ending on the Termination Date, at the highest level during such period), less all withholding and similar requirements.

(b) In the event of a termination of the Executive’s employment by the Company in connection with, or within one (1) year after, a Change in Control, the Executive is entitled to, within thirty (30) days of the Termination Date, and in lieu of any payments under Subsection 2(a)(ii), a single sum payment equal to one and one-half (1 1/2) times the Executive’s Annual Bonus at the highest rate in effect during the prior three (3) year period, plus the sum of any accrued Annual Bonus earned in the year prior to the Termination Date but unpaid at the Termination Date, less all withholding and similar requirements.

(c) In the event of a Change in Control, the Executive will become fully vested in all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable until the termination of such options pursuant to their terms.

(d) In the event of a Change in Control, the Executive will have available the expenses of enforcement provided in Section 4 hereof.

4. EXPENSES OF ENFORCEMENT. The Executive shall not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action. Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement. The Executive shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Executive were frivolous.

5. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6. CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain Non Competition and Non Disclosure Agreement between the Company and the Executive dated September 1, 2012 (the “Non-Competition and Non-Disclosure Agreement”).

7. NON-COMPETITION. Pursuant to the Non Competition and Non Disclosure Agreement, the Executive hereby acknowledges and reaffirms that, during the Term, and for three (3) years thereafter, the Executive shall not compete with the Company as more fully set forth in the Non Competition and Non Disclosure Agreement.

8. ARBITRATION. The following arbitration rules shall apply to this Agreement:

(a) In the event that the Executive’s employment shall be terminated by the Company during the Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 6 or 7 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.

(b) Without limiting the generality of Subsection 8(a), this Subsection 8(b) shall apply to termination asserted to be for “Cause” or for “Good Reason.” In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns his employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other party hereto) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The parties hereto shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the parties hereto shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of his findings to the parties hereto not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.

During the period of resolution of a dispute under this Subsection 8(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign his employment, as the case may be, the Company shall promptly pay the Executive in a lump sum any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive’s termination or resignation and ending on the date of such determination, had his employment not been terminated or had he not resigned.

9. EMPLOYMENT AT WILL. The parties hereto acknowledge and confirm that the Executive’s employment by the Company is employment-at-will, and is subject to termination by the Executive or by the Company at any time with Cause or without Cause. With this Agreement, the parties hereto do not intend to create, and have not created, a contract of employment, express or implied, between the Executive and the Company. The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

10. EMPLOYMENT ACTIONS. This Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment. Nothing contained herein will prevent the Company at any time from terminating the Executive’s right and obligation to perform services to the Company or prevent the Company from removing the Executive from any position which the Executive holds with the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement. The payments and benefits provided in this Agreement will be full and complete liquidated damages for any such employment action taken by the Company.

11. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

(a)	If the notice is to the Company:

Myers Industries, Inc. 1293 South Main Street Akron, OH 44301 Attn: Chairman of the Compensation Committee

With a Copy to:

Benesch, Friedlander, Coplan & Aronoff, LLP 200 Public Square, Suite #2300 Cleveland, OH 44114-2378 Attn: Megan L. Mehalko, Esq.

(b)	If the notice is to the Executive:

Mr. Gregg Branning 5N869 Westwood Lane St. Charles, IL 60175

With a Copy to:

or to such other address as either party hereto may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.

12. ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 12.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

13. INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the parties hereto will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

14. ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit,” as defined in this Section 14, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Executive or the Executive’s dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit. Notwithstanding the foregoing, if provision of an alternative benefit would constitute a violation of Section 409A, the parties hereto will be left to their legal remedies.

15. ENTIRE AGREEMENT, MODIFICATION. Subject to the provisions of Section 16 hereof, this Agreement contains the entire agreement between the parties hereto with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties hereto, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties hereto.

16. NON-EXCLUSIVITY OF RIGHTS. Notwithstanding the foregoing provisions of Section 15, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Executive or the Executive’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement unless specifically provided.

17. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party hereto of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party hereto thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

18. GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The parties hereto agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

19. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

20. SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.

21. NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

22. COMPLIANCE WITH SECTION 409A OF THE CODE. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:

(a) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, for purposes of any such provision of this Agreement, references herein to “termination,” “termination of employment,” or similar terms will mean “separation from service.”

(b) The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(c) To the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A, then the Company and the Executive may, within any applicable time period provided under the Treasury Regulations issued under Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.

(d) Notwithstanding any provision to the contrary in this Agreement, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Agreement would constitute non-exempt deferred compensation for purposes of Section 409A and (ii) the Executive is a “specified employee” (within the meaning of Section 409A and the U.S. Treasury Regulations thereunder) at the time of his termination of employment, then such payments or benefits shall not be made or paid to the Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” or (B) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Subsection 22(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(e) For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company.

(g) Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes non-exempt deferred compensation subject to Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim, or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A.

(h) To the extent that reimbursements or other in-kind benefits under this Agreement constitute non-exempt deferred compensation for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MYERS INDUSTRIES, INC. (the “Company”)

/s/ John C. Orr By: John C. Orr
Its: President and Chief Executive Officer

/s/ Gregg Branning
GREGG BRANNING (the “Executive”)

[Signature page to Severance Agreement]